MUNIVEST FUND II, INC.

FILE # 811-7478

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
7/15/2005	Mass School Building Authority 5% 8/15/30	6,330,000	2,500,000,000

UBS Financial Services

Citigroup Global Markets

Lehman Brother, J.P. Morgan Securities Inc. Merrill Lynch & Co.

Advest Inc.

A.G. Edwards & Sons,

Cabrera Capital Markets Corby Capital Markets Finacorp Securities

First Albany Capital

Jackson Securities.

Melvin Securities

Moors & Cabot

M.R. Beal & Company

National Financial Markets Group

Oppenheimer & Co

Ramirez & Co., Inc.

Raymond James & Assoc.,

RBC Dain Rauscher

Siebert Brandford Shank.

Southwest Securities.

Sovereign Securities